Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
TCF Financial Corporation:

We consent to the incorporation by reference in the registration statement No. 333-217834 on Form S-3 and Nos.
333-133962, 333-157569, 333-166377, 333-181140, 333-166459, 333-166457, 333-166379, 333-202555, 333-203742, 333-210520, 333-217836, 333-217837, 333-231483, and 333-230635 on Form S-8 of TCF Financial Corporation of our reports dated February 26, 2021, with respect to the consolidated statements of financial condition of TCF Financial Corporation and subsidiaries (the Corporation) as of December 31, 2020 and 2019, the related consolidated statements of income, comprehensive income, equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2020, which reports appear in the December 31, 2020 annual report on Form 10-K of TCF Financial Corporation.

As discussed in Note 2 to the consolidated financial statements, the Corporation has changed its method of accounting for the recognition and measurement of credit losses as of January 1, 2020 due to the adoption of ASU No. 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.

/s/ KPMG LLP

Detroit, Michigan
February 26, 2021